Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER'S COMMENTARY
FISCAL YEAR 2014
FIRST QUARTER ENDED MAY 4, 2013

Consolidated Results

First Quarter

Sales

First quarter net sales decreased 1.5% to $591 million from $600 million in the first quarter of Fiscal 2013. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company's direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	1st Qtr	1st Qtr
Same Store Sales:	FY14	FY13
Journeys Group	(2)%	12%
Schuh Group	(14)%	na
Lids Sports Group	(8)%	4%
Johnston & Murphy Group	6%	4%
Total Genesco	(5)%	9%

	1st Qtr	1st Qtr
Comparable Direct Sales:	FY14	FY13
Journeys Group	26%	3%
Schuh Group	5%	na
Lids Sports Group	33%	(3)%
Johnston & Murphy Group	10%	16%
Total Genesco	16%	4%

	1st Qtr	1st Qtr
Same Store and Comparable Direct Sales:	FY14	FY13
Journeys Group	(2)%	12%
Schuh Group	(11)%	na
Lids Sports Group	(6)%	3%
Johnston & Murphy Group	7%	6%
Total Genesco	(4)%	8%

Through May 25, 2013, May same store sales were flat and direct sales increased 13% on a comparable basis; and combined comparable sales increased 1%.

Exhibit 99.2

Gross Margin

First quarter gross margin was 50.5% this year compared with 51.1% last year, primarily reflecting lower gross margins in Schuh and Lids.

SG&A

Selling and administrative expense for the first quarter decreased to 44.8% of sales from 45.1% for the same period last year, reflecting lower incentive compensation accruals this year compared with last year's first quarter. Included in expenses this quarter is $2.9 million, or $0.12 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. The deferred purchase price payments, totaling £25 million, are due in June 2014 and 2015 if the payees remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Last year, expenses in the quarter included $3.0 million or $0.12 per diluted share of deferred purchase price. Excluding the deferred purchase price expense from both periods and asset impairment and network intrusion expense of $1.3 million, or $0.04 per diluted share from this year's first quarter, SG&A as a percent of sales fell to 44.3% from 44.6% last year, or a 30 basis point improvement. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in first quarter SG&A expense, but not eliminated from the adjusted expense, is $1.0 million or $0.03 per diluted share this year, and $2.5 million, or $0.08 per diluted share last year, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £25 million to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, there will be quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh's performance, that it will be earned.

Asset Impairment and Other

Asset impairment and other charges for the first quarter of Fiscal 2014 include asset impairments of $1.2 million and network intrusion expenses of $0.1 million. Last year's first quarter asset impairment and other charges were $0.1 million.

Operating Income

Genesco's operating income for the first quarter was $32.3 million this year compared with $36.0 million last year. Operating income this year included the asset impairment and other charges of $1.3 million and the $2.9 million expense for the Schuh acquisition-related deferred purchase price discussed above. Last year, first quarter operating income included $0.1 million of asset impairment and other charges and $3.0 million in deferred purchase price expense. Excluding these items from both periods, operating income for the first quarter was $36.4 million this year compared with $39.1 million last year. Adjusted operating margin was 6.2% of sales in the quarter this year and 6.5% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Exhibit 99.2

Interest Expense

Net interest expense for the quarter was $1.0 million, compared with $1.1 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $31.2 million, including the $4.2 million of asset impairments and other charges, and deferred purchase price expense referenced above. Last year, first quarter pretax earnings were $34.9 million, which reflected approximately $3.1 million of asset impairments and other charges and deferred purchase price expense. Excluding these items from both years' results, pretax earnings for the quarter were $35.4 million this year compared to $38.0 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Taxes

The effective tax rate for the quarter was 40.8% this year, compared to 40.4% last year. The adjusted tax rate, reflecting the exclusion of asset impairment and other charges and deferred purchase price expense, was 37.1% this year compared to 37.0% last year. The difference in tax rate is due primarily to the non-deductibility of the deferred purchase price expense for U.S. tax purposes, which increases the effective tax rate on a GAAP basis.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $18.5 million, or $0.78 per diluted share, in the first quarter this year, compared to earnings of $20.8 million, or $0.86 per diluted share, in the first quarter last year. Excluding the items discussed above, first quarter earnings from continuing operations were $22.2 million or $0.94 per diluted share this year, compared with $23.8 million or $0.98 per diluted share last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group's sales for the first quarter decreased 2.9% to $178 million from $183 million last year.

Same store sales for the quarter decreased 8% this year compared to a 4% increase last year. Comparable direct sales increased 33% compared with a decrease of 3% last year. Comparable sales, including both same store and comparable direct sales, decreased 6% this year compared to a 3% increase last year. Through May 25, 2013, May same store sales decreased 5%; e-commerce sales increased 20%; and combined comparable sales decreased 4%.

The Group's gross margin as a percent of sales decreased two percentage points due to lower markons, related in part to changes in product mix. SG&A expense as a percent of sales increased 140 basis points due to negative expense leverage caused by the negative comparable sales.

The Group's first quarter operating income was $12.5 million, or 7.0% of sales, down from $19.2 million, or 10.5% of sales, last year.

Exhibit 99.2

Journeys Group

Journeys Group's sales for the quarter decreased 2.5% to $257 million from $264 million last year.

Same store sales for the Group were down 2%, compared with a 12% increase last year; comparable direct sales increased 26% this year and 3% last year. Combined comparable sales decreased -2% this year compared with a 12% increase last year. Through May 25, 2013, May same store sales increased 3%; comparable direct sales increased 31%; and combined comparable sales increased 4%.

Average Selling Prices (ASP) for footwear in Journeys stores in the first quarter this year increased 0.6% compared with an ASP increase of 9.4% in the first quarter last year.

Gross margin for the Journeys Group increased by about 20 basis points in the quarter due primarily to lower markdowns.

The Journeys Group's SG&A expense increased 60 basis points as a percent of sales for the quarter. Lower incentive compensation accruals compared with last year were offset by negative leverage primarily in store-related expenses especially in rent from the negative comp sales.

The Journeys Group's operating income for the quarter was $23.6 million or 9.2% of sales, compared to $25.3 million or 9.6% of sales last year.

Schuh Group

Schuh's sales in the first quarter were $68 million, compared to $70 million last year, a decrease of 2.8%. Same store sales decreased by 14% in the quarter; direct sales were up 5%; and total comparable sales decreased by 11%. Through May 25, 2013, same store sales for May were down 6%; comparable direct sales were up 5%; and total comparable sales were down 5%.

Schuh's gross margin was down 160 basis points in the quarter due to lower initial markons, related in part to changes in product mix. Expenses as a percent of sales, excluding the deferred purchase price expense, discussed under “Consolidated Results - SG&A” above, decreased by 140 basis points due to lower contingent bonus and EVA bonus accruals compared to last year.

The Schuh Group's operating loss was $3.0 million, which included $2.9 million of expenses related to the deferred purchase price discussed above. This compares with an operating loss of $3.0 million last year, including $3.0 million of deferred purchase price expense. Excluding the deferred purchase price accruals, but including the contingent acquisition bonus accrual (discussed under “Consolidated Results - SG&A”, above) of approximately $1.0 million this year and $2.5 million last year, the Group had an adjusted operating loss of $175,000 this year compared with essentially a breakeven in last year's first quarter. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is provided in the schedule attached to this document.

Johnston & Murphy Group

Johnston & Murphy Group's first quarter sales increased 13.6%, to $58 million, compared to $51 million in the first quarter last year.

Exhibit 99.2

Johnston & Murphy's wholesale sales increased 16% in the quarter. Same store sales increased 6%; direct sales increased 10%; and combined comparable sales increased 7% on top of a 6% increase last year. Direct sales represented about 11% of Johnston & Murphy Group's sales this quarter. Through May 25, 2013, May same store sales were up 12%; e-commerce and catalog sales increased 7%; and combined comparable sales were up 11%.

Johnston & Murphy's gross margin decreased by about 40 basis points for the quarter due to changes in the wholesale/retail sales mix and higher markdowns. SG&A expense as a percent of sales increased by 70 basis points, due primarily to development costs associated with the planned launch of a new line in the fall. Operating income was $3.9 million or 6.6% of sales, compared to $4.0 million, or 7.8% of sales last year.

Licensed Brands

Licensed Brands' sales decreased 6.1% to $29 million in the first quarter, compared to $31 million in the first quarter last year. Gross margin was up 110 basis points, due primarily to the relatively faster growth of sales in a product line with a higher gross margin than the balance of the segment.

SG&A expense as a percent of sales was up about 190 basis points due primarily to increased advertising and freight expenses.

Operating income for the quarter was $2.9 million or 9.9% of sales, compared with $3.4 million, or 10.8% of sales last year.

Corporate

Corporate expenses, including asset impairments and other charges, were $7.6 million or 1.3% of sales, compared with $12.9 million or 2.1% of sales last year. The decrease was primarily due to lower bonus accruals this year in the first quarter compared with last year.

Balance Sheet

Cash

Cash at the end of the first quarter was $40 million compared with $55 million last year. We ended the quarter with $53 million in debt, compared with $36 million last year. During the quarter, we purchased 189,300 shares of stock at an average price of $59.26 per share at a cost of approximately $11 million. In the last 10 months, we have purchased approximately 835,000 shares at a cost of $48.9 million, or $58.51 per share on average. Approximately $47 million remains available under the Board's most recent share buyback authorization of $75 million.

Inventory

Inventories increased 14% in the first quarter on a year-over-year basis. Retail inventory per square foot increased 10%.

Equity

Equity was $818 million at quarter-end, compared with $752 million last year.

Exhibit 99.2

Capital Expenditures

For the first quarter, capital expenditures were $17.8 million and depreciation was $16.4 million. During the quarter, we opened 17 new permanent stores and closed 17 permanent stores. We ended the quarter with 2,446 permanent stores compared with 2,372 permanent stores at the end of the first quarter last year, or an increase of 3%. Square footage increased 6% on a year-over-year basis. The store count as of May 4, 2013 included:

Lids stores (including 97 stores in Canada)	910
Lids Locker Room Stores	100
Lids Clubhouse Stores	44
Journeys Stores (including 24 Stores in Canada)	822
Journeys Kidz Stores	157
Shï by Journeys Stores	51
Underground by Journeys Stores	126
Schuh Stores including 3 Kids Stores	79
Johnston & Murphy Stores and Factory Stores (including 5 stores in Canada)	157

Total Permanent Stores	2,446

Schuh concessions and “pop-up” stores	12
Total Stores	2,458

Exhibit 99.2

For Fiscal 2014, we are forecasting capital expenditures in the range of $110 million to $120 million and depreciation and amortization of about $70 million. Our current store openings (assuming 179 permanent stores and 7 acquired stores) and closing plans by chain are as follows:

	New	Acquisitions	Close	Net
Journeys Group	55		23	32
Journeys stores (U.S.)	20		10	10
Journeys stores (Canada)	12		—	12
Journeys Kidz stores	20		3	17
Shï by Journeys	3		3	—
Underground by Journeys	—		7	(7)

Johnston & Murphy Group	15		2	13

Schuh Group	22		2	20
Schuh stores	18		2	16
Schuh Kids	4		—	4

Lids Sports Group	87	7	9	85
Lids hat stores (U.S.)	27		3	24
Lids hat stores (Canada)	10		1	9
Lids Locker Room & Clubhouse	50	7	5	52
Total Permanent Stores	179	7	36	150
Schuh concessions	—	—	13	(13)
Subtotal	179	7	49	137
Schuh “pop-up” stores	10		7	3
Adjusted Openings and Closings	189	7	56	140

Beginning 2/2/2013	2,459
Net Openings & Closings	137
Net Schuh "pop-up" stores	3
Projected Ending 2/1/2014	2,599

Exhibit 99.2

Projected Net New Stores
FY2014

	Actual	Projected	Projected
	Jan 2013	Net New	Jan 2014

Journeys Group	1,157	32	1,189
Journeys stores (U.S.)	796	10	806
Journeys stores (Canada)	24	12	36
Journeys Kidz stores	156	17	173
Shï by Journeys	51	—	51
Underground by Journeys	130	(7)	123

Johnston & Murphy Group	157	13	170

Schuh Group	79	20	99
Schuh Stores	76	16	92
Schuh Kids	3	4	7

Lids Sports Group	1,053	85	1,138
Lids hat stores (U.S.)	811	24	835
Lids hat stores (Canada)	98	9	107
Lids Locker Room & Clubhouse	144	52	196

Total Permanent Stores	2,446	150*	2,596

Schuh concessions	13	(13)	—

Subtotal	2,459	137	2,596
Schuh “pop-up” stores		3	3
Total Stores	2,459	140	2,599

*Includes 7 Lids Locker Room acquired stores.

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance

Exhibit 99.2

of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.